EXHIBIT 21
                       SUBSIDIARIES OF AMERICASBANK CORP.

1. AmericasBank, a Maryland chartered trust company exercising the powers of a commercial bank.

2. AmericasBank Holdings Corporation, a corporation incorporated under the laws of the State of Maryland.